Exhibit 99.1

                 Ameron Reports Record Earnings in 2006

    PASADENA, Calif.--(BUSINESS WIRE)--Feb. 1, 2007--Ameron International Corporation (NYSE:AMN) today reported record net income of $52.2 million, or $5.88 per diluted share, for the year ended November 30, 2006, compared to net income of $32.6 million, or $3.80 per diluted share, for the year ended November 30, 2005. As previously reported, the Company completed the divestiture of its worldwide coatings and finishes business on August 1, 2006. Earnings per share from continuing operations, excluding results of the coatings and finishes business, were $5.64 for the year ended November 30, 2006, compared to $3.44 in 2005. Earnings per share from discontinued operations, which consisted of the coatings and finishes business, totaled $.24 for the year ended November 30, 2006, compared to $.36 per share in 2005. Results of discontinued operations included a slight loss of $0.2 million after taxes on the sale of the coatings and finishes business.

    Sales of continuing operations totaled $549.2 million for the year ended November 30, 2006, compared to $494.8 million in 2005. In addition, Ameron's unconsolidated joint-venture companies, including TAMCO, had sales of $313 million in 2006, compared to $308 million in 2005.

    "The Company's results were excellent and well-balanced, as Fiberglass-Composite Pipe, Pole Products and Hawaiian operations, as well as TAMCO, all achieved record earnings," commented James S. Marlen, Ameron's Chairman, President and Chief Executive Officer. "The broad-based performance more than offset the down-cycle year experienced by the Water Transmission Group. Market conditions were generally favorable worldwide, and, overall, our businesses achieved improved operating efficiencies."

    Sales of continuing operations in the fourth quarter ended November 30, 2006 totaled $150.6 million, compared to $139.2 million in the fourth quarter of 2005. Earnings per share from continuing operations were $1.35, which exceeded the earnings in the fourth quarter of 2005 of $1.27 per share. Solid quarterly performances by Fiberglass-Composite Pipe, Infrastructure Products and TAMCO, offset the lower earnings of the Water Transmission Group. Total earnings per share were $1.33 in the fourth quarter of 2006, compared to $1.53 per share in the fourth quarter of 2005. The fourth quarter of 2006 included a loss from discontinued operations of $0.02 per share, compared to income from discontinued operations of $.26 per share after taxes in the fourth quarter of 2005.

    The Fiberglass-Composite Pipe Group had record sales and segment income in 2006 as operations in the U.S., Europe and Asia all had improved performances. Sales increased 32%, and segment income increased 54% in 2006, compared to 2005. The sales improvement was concentrated in key worldwide markets: industrial, onshore oilfield, marine and offshore. The demand for onshore oilfield piping remained strong; the chemical and industrial markets, especially in the Middle East, had solid growth; and the demand for fuel-handling piping in the U.S. increased. The marine and offshore markets, served primarily from Ameron's Singapore and Malaysia subsidiary operations, were particularly strong. The outlook for the key worldwide markets served by the Fiberglass-Composite Pipe Group remains favorable. The business is expected to continue to perform well.

    The Water Transmission Group had lower sales and significantly lower segment income in 2006, compared to the strong performance in 2005. The sales decline (9%) was attributable to the anticipated cyclical slowdown in the water pipe market in the western U.S. The decrease in water pipe sales was offset partially by higher sales of large-diameter towers to the wind-energy market. The decline in segment income in 2006 was exacerbated by lower margin projects caused by soft market conditions, start-up costs associated with the introduction of wind towers and to the completion in early 2006 of a high-margin sewer project in Northern California. As a result of the softness in the water infrastructure market, there are fewer major projects in progress or scheduled to bid early in 2007; however, bidding is expected to increase later in 2007. The wind-energy market represents a significant growth opportunity, and the diversification will help counterbalance the cyclical lull in the water infrastructure market. The Company is completing a major investment program to add manufacturing capacity. The short-term outlook for the Water Transmission Group is for a steady recovery. Longer term, the outlook is positive due to the need to upgrade the water infrastructure systems throughout the U.S. and the growth prospects in wind energy.

    The Infrastructure Products Group's sales increased 17%, and segment income increased 38% in 2006, compared to 2005. Both Ameron's Pole Products Division and the Hawaiian Division had record sales and segment income. The sales growth was broad-based as all construction markets served by the Group experienced favorable conditions. Pole Products continued to penetrate the southeastern U.S. residential housing market for decorative concrete lighting poles. In addition, sales in the western U.S. benefited from the strength of the housing market and were also positively affected by a program at a major utility in California to replace steel poles with decorative concrete poles. The Hawaiian Division had improved sales on both Oahu and Maui as a result of the strong Hawaiian construction markets, including residential, commercial and military. Sales activity was particularly strong on Maui, driven by residential demand and commercial construction. The increase in segment income in both the Pole Products and Hawaiian Divisions was attributable to the higher sales volume, improved pricing and increased manufacturing efficiencies. Although the housing market has softened, the outlook for the Infrastructure Products Group's other construction markets remains firm.

    TAMCO, Ameron's 50%-owned, steel mini-mill in California, had record sales and net income in 2006, compared to 2005. The construction market and demand for steel rebar in the western U.S. continued at a favorable level. Net income increased due to a favorable shift in product mix and improved steel pricing and margins, commensurate with current market conditions and steel markets worldwide. The outlook for TAMCO remains strong.

    James Marlen concluded, "The Company's performance in 2006 was outstanding, and our businesses operated at a high level in response to favorable market conditions. The Company achieved record levels in net income and earnings per share. We anticipate another strong operating performance in 2007, and, longer term, we believe our core businesses will continue to demonstrate steady, profitable growth."

    Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the forecasted, estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.

          AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
                             (Unaudited)

                                              Year ended November 30,
(Dollars in thousands, except per share
 data)                                           2006         2005
--------------------------------------------  -----------  -----------
Sales                                         $  549,180   $  494,767
Cost of sales                                   (416,791)    (369,557)
                                              -----------  -----------
Gross profit                                     132,389      125,210

Selling, general and administrative expenses     (94,689)     (90,283)
Pension plan curtailment/settlement                    -            -
Other income, net                                 11,397        2,137
                                              -----------  -----------
 Income from continuing operations before
  interest, income taxes and equity in
  earnings of joint venture                       49,097       37,064
Interest expense, net                             (1,682)      (5,520)
                                              -----------  -----------
 Income from continuing operations before
  income taxes and equity in earnings of
  joint venture                                   47,415       31,544
Provision for income taxes                       (10,905)     (11,040)
                                              -----------  -----------
 Income from continuing operations before
  equity in earnings of joint venture             36,510       20,504
Equity in earnings of joint venture, net of
 taxes                                            13,550        9,005
                                              -----------  -----------
Income from continuing operations                 50,060       29,509
Income from discontinued operations, net of
 taxes                                             2,140        3,101
                                              -----------  -----------
Net income                                    $   52,200   $   32,610
                                              ===========  ===========

Basic earnings per share:
 Income from continuing operations            $     5.73   $     3.51
 Income from discontinued operations, net of
  taxes                                              .25          .37
                                              -----------  -----------
 Net income                                   $     5.98   $     3.88
                                              ===========  ===========

Diluted earnings per share:
 Income from continuing operations            $     5.64   $     3.44
 Income from discontinued operations, net of
  taxes                                              .24          .36
                                              -----------  -----------
 Net income                                   $     5.88   $     3.80
                                              ===========  ===========

Weighted-average shares (basic)                8,731,839    8,410,563
Weighted-average shares (diluted)              8,871,695    8,579,194


          AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED BALANCE SHEETS - ASSETS
                             (Unaudited)

                                                  As of November 30,

(Dollars in thousands, except per share data)      2006        2005
----------------------------------------------  ----------  ----------
ASSETS

 Current assets
   Cash and cash equivalents                    $ 139,479   $  44,671
   Receivables, less allowances of $4,912 in
    2006 and $7,693 in 2005                       160,173     180,558
   Inventories                                     77,134      98,389
   Deferred income taxes                           23,861      17,598
   Prepaid expenses and other current assets       15,921      11,714
                                                ----------  ----------

     Total current assets                         416,568     352,930

 Investments in joint ventures
   Equity method                                   14,501      13,777
   Cost method                                      3,784       5,922

 Property, plant and equipment
   Land                                            33,327      38,959
   Buildings                                       57,434      88,606
   Machinery and equipment                        261,538     284,593
   Construction in progress                        20,657      15,500
                                                ----------  ----------

     Total property, plant and equipment at
      cost                                        372,956     427,658
   Accumulated depreciation                      (238,486)   (272,993)
                                                ----------  ----------

     Total property, plant and equipment, net     134,470     154,665
 Deferred income taxes                                  -         143
 Intangible assets, net of accumulated
  amortization of $3,017 in 2006 and $10,142
  in 2005                                           2,143      13,259
 Other assets                                      63,198      37,340
                                                ----------  ----------

 Total assets                                   $ 634,664   $ 578,036
                                                ==========  ==========


          AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES
  CONSOLIDATED BALANCE SHEETS - LIABILITIES AND STOCKHOLDERS' EQUITY
                             (Unaudited)

                                                   As of November 30,

(Dollars in thousands, except per share data)       2006       2005
------------------------------------------------  ---------  ---------
LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities
   Current portion of long-term debt              $ 10,000   $ 18,333
   Trade payables                                   45,650     54,349
   Accrued liabilities                              68,970     63,071
   Income taxes payable                             11,481      1,051
                                                  ---------  ---------

   Total current liabilities                       136,101    136,804

 Long-term debt, less current portion               72,525     77,109
 Other long-term liabilities                        62,813     67,625
                                                  ---------  ---------

   Total liabilities                               271,439    281,538

 Commitments and contingencies
 Stockholders' equity

   Common stock, par value $2.50 per share,
    authorized 24,000,000 shares, outstanding
    9,075,094 shares in 2006 and 8,698,148
    shares in 2005, net of treasury shares          29,431     28,450
   Additional paid-in capital                       39,500     28,936
   Unearned restricted stock                             -     (2,084)
   Retained earnings                               371,894    326,795
   Accumulated other comprehensive loss            (27,232)   (36,324)
   Treasury stock (2,697,148 shares in 2006 and
    2,681,811 shares in 2005)                      (50,368)   (49,275)
                                                  ---------  ---------

   Total stockholders' equity                      363,225    296,498
                                                  ---------  ---------

 Total liabilities and stockholders' equity       $634,664   $578,036
                                                  =========  =========


    CONTACT: Ameron International Corporation
             James S. Marlen, Chairman, President and Chief Executive
             Officer
             Gary Wagner, Executive Vice President, Chief Operating
             Officer
             James R. McLaughlin, Senior Vice President, Chief
             Financial Officer
             626-683-4000